EXHIBIT 10.1
SECURITIES PURCHASE AGREEMENT
by and among
CENTURY LOUISIANA INC.,
CENTURY BERMUDA I LIMITED,
CENTURY ALUMINUM COMPANY,
NSA GENERAL PARTNERSHIP,
ST. ANN BAUXITE HOLDINGS LIMITED,
GRAMERCY ALUMINA LLC,
GRAMERCY ALUMINA HOLDINGS INC.,
GRAMERCY ALUMINA HOLDINGS II INC.,
ST. ANN BAUXITE LIMITED
and
NORANDA ALUMINUM ACQUISITION CORPORATION
Dated as of August 3, 2009

TABLE OF CONTENTS

Page

ARTICLE I PURCHASE AND SALE; CLOSING	2

1.1 Purchase and Sale	2

1.2 Intercompany Payments	2

1.3 Alumina Settlement	3

1.4 St. Ann Bauxite Payments	3

1.5 Method of Payments	3

1.6 Closing	3

1.7 Deliveries by Purchasers	3

1.8 Deliveries by Sellers	4

1.9 Additional Deliveries by Gramercy	5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLERS; REPRESENTATIONS AND WARRANTIES OF CBI	55

2.1 Representations and Warranties of Sellers	5

2.2 Representations and Warranties of CBI	6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASERS; REPRESENTATIONS AND WARRANTIES OF NAAC	6

3.1 Representations and Warranties of Purchasers	6

3.2 Representations and Warranties of NAAC	7

ARTICLE IV COVENANTS	8

4.1 Further Assurances; Reasonable Best Efforts	8

4.2 Publicity	8

4.3 Access to Records and Other Information; Audit	8

4.4 Releases	9

4.5 Resignations	11

4.6 Termination of Certain Agreements	12

4.7 Transfer Taxes and Recordation Fees	12

4.8 Cooperation; Non-Disparagement	13

4.9 Consent to Transfer	13

ARTICLE V CONDITIONS TO CLOSING	14

5.1 Conditions to the Obligations of Purchasers	14

5.2 Conditions to the Obligations of Sellers	14

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TABLE OF CONTENTS
(continued)

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SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of August 3, 2009, is entered into by and among Century Louisiana Inc., a Delaware corporation (“CLI”), Century Bermuda I Limited, a Bermuda exempted company (“CBI” and, together with CLI, “Sellers”), Century Aluminum Company, a Delaware corporation (“CAC”), NSA General Partnership, a Kentucky general partnership (“NSA”), St. Ann Bauxite Holdings Limited, a St. Lucia international business company (“SAB”), Gramercy Alumina Holdings Inc., a Delaware corporation (“GAH”), Gramercy Alumina Holdings II Inc., a Delaware corporation (“GAH II”), Gramercy Alumina LLC, a Delaware limited liability company (“Gramercy” and, together with GAH, “Purchasers”), St. Ann Bauxite Limited, a Jamaican private limited company (“St. Ann”), and Noranda Aluminum Acquisition Corporation, a Delaware corporation (“NAAC”). Capitalized terms used herein are defined in Article VIII.
R E C I T A L S:
WHEREAS, immediately prior to Closing, GAH will have transferred a portion of its membership interest in Gramercy to GAH II, which transfer has been consented to by CLI;
WHEREAS, CLI owns 50% of the outstanding membership interests (the “Membership Interests”) of Gramercy, CBI owns 100% of the issued and outstanding shares of SAB (the “SAB Equity” and, together with the Membership Interests, the “Securities”) and SAB owns 50% of the issued and outstanding shares of capital stock of St. Ann (the “Shares”);
WHEREAS, CLI desires to sell to Gramercy, and Gramercy desires to acquire from CLI, all of CLI’s right, title and interest in and to the Membership Interests upon the terms and subject to the conditions contained in this Agreement, terminating CLI’s status as a Member in Gramercy;
WHEREAS, CBI desires to sell to GAH, and GAH desires to acquire from CBI, all of CBI’s right, title and interest to and in the SAB Equity upon the terms and subject to the conditions contained in this Agreement; and
WHEREAS, the parties to this Agreement desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth in this Agreement, and subject to and on the terms and conditions set forth in this Agreement, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE; CLOSING
1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement:
(a) CLI agrees to sell and transfer to Gramercy, free and clear of any and all liens, pledges, claims, charges, options, title defects, security interests or other encumbrances of any nature whatsoever (“Liens”), and Gramercy agrees to acquire from CLI, all of CLI’s right, title and interest in and to the Membership Interests (the “Gramercy Purchase”); and
(b) CBI agrees to sell and transfer to GAH, free and clear of any and all Liens, and GAH agrees to acquire from CBI, all of CBI’s right, title and interest in and to the SAB Equity (the “SAB Equity Purchase” and, together with the Gramercy Purchase, the “Purchase”).
1.2 Intercompany Payments. Upon the terms and subject to the conditions of this Agreement:
(a) at the Closing, NSA shall pay or cause to be paid to Gramercy $5 million of the Gramercy Payable (the “Initial Payment”);
(b) as soon as practicable after the Closing (but no later than 20 days after the Closing Date), Representatives of CAC and Gramercy shall jointly determine the Closing Monthly Cash Payment Amount. In connection with such determination, Gramercy shall, and GAH, GAH II and NAAC shall cause Gramercy to, make available to CAC and its Representatives, and CAC shall make available to Gramercy, all such personnel, work papers and other books and records as the other reasonably believes are necessary to make such determination. CAC and Gramercy will, and will cause their Representatives to, cooperate in good faith to resolve any dispute with respect to such determination. No later than 20 days after the determination of the Closing Monthly Cash Payment Amount, (i) CAC shall pay, or cause to be paid, to Gramercy the amount, if any, by which the Closing Monthly Cash Payment Amount is less than the Target Monthly Cash Call Amount and (ii) Gramercy shall pay CAC or its designee the amount, if any, by which the Closing Monthly Cash Payment Amount is greater than the Target Monthly Cash Call Amount; and
(c) on or prior to December 31, 2009, NSA shall pay or cause to be paid to Gramercy $5 million in payment of the remainder of the Gramercy Payable (the “Second Payment”).
For the avoidance of doubt, the payments set forth in clauses (a) and (c) of this Section 1.2 are a condition precedent to and, when made in conjunction with the other transfers, payments, releases, agreements and covenants made and granted by the Seller Releasors contained in this Agreement, form the basis for (i) the acquittal, release and discharge of all liabilities and obligations of NSA contemplated to be acquitted, released and discharged pursuant and subject to Section 4.4(a) and (ii) the assumption and novation by Gramercy of the rights and obligations of NSA under the Alumina Purchase Agreement pursuant and subject to Section 4.6(c).

1.3 Alumina Settlement.
(a) As soon as practicable after the Closing (but no later than 20 days after the Closing Date), Representatives of CAC and NAAC shall jointly determine the deliveries made by Gramercy to each of NSA and its Affiliates, on the one hand, and GAH and its Affiliates, on the other hand, of the sandy calcined metallurgical grade alumina produced at Gramercy’s alumina refinery located at Gramercy, Louisiana (“Alumina”) during the period commencing on October 1, 2004 and ending on the Closing Date (the “Reference Period”). In connection with such determination, Gramercy shall, and GAH and GAH II shall cause Gramercy to, make available to CAC and its Representatives all such personnel, work papers and other books and records as CAC reasonably believes are necessary to make such determination. CAC and NAAC will, and will cause their Representatives to, cooperate in good faith to resolve any dispute with respect to such determination.
(b) If the amount of Alumina delivered to NSA and its Affiliates during the Reference Period is less than the amount of Alumina delivered to GAH and its Affiliates during the Reference Period as determined pursuant to Section 1.3(a) (such difference, the “Delivery Shortfall Amount”), within 20 days after such determination Gramercy shall, and GAH and GAH II shall cause Gramercy to, at Gramercy’s sole option (which option shall be exercised and delivered in writing to CAC no later than five days after such determination), either (i) deliver to NSA or its designee(s) an amount of Alumina equal to the Delivery Shortfall Amount or (ii) pay or cause to be paid to NSA or its designee(s) an amount equal to (A) the Delivery Shortfall Amount, expressed in metric tons, multiplied by (B) $250. The quality, specifications and manner of delivery of the Alumina, if any, to be delivered as part of the Delivery Shortfall Amount will be consistent with historical practice.
(c) If the amount of Alumina delivered to NSA and its Affiliates during the Reference Period is greater than the amount of Alumina delivered to GAH and its Affiliates during the Reference Period as determined pursuant to Section 1.3(a) (such difference, the “Delivery Excess Amount”), NSA shall, and CLI and SAB shall cause NSA to, pay or cause to be paid to Gramercy within 20 days after such determination an amount equal to (i) the Delivery Excess Amount, expressed in metric tons, multiplied by (ii) $250.
1.4 St. Ann Bauxite Payments. Notwithstanding anything contained in this Agreement to the contrary, CAC acknowledges and affirms its obligations under the St. Ann MOU, which shall be unaffected by this Agreement.
1.5 Method of Payments. All payments provided for in this Article I shall be in immediately available funds by wire transfer to an account designated to the payor by the recipient no less than two Business Days prior to the payment date.
1.6 Closing. The closing of the Purchase (the “Closing”) shall take place at the offices of Jones Day, 222 East 41st Street, New York, New York, at 10:00 a.m., local time, on August 31, 2009 or at such other place, time and date as the parties hereto may agree. The “Closing Date” shall be the date upon which the Closing occurs.
1.7 Deliveries by Purchasers. At the Closing, Purchasers shall deliver or cause to be delivered to Sellers the following:
(a) A receipt acknowledging payment of the Initial Payment to Gramercy in full satisfaction of NSA’s obligations under Section 1.2(a) (but subject to any further obligations contained in this Agreement);
(b) The certificate to be delivered pursuant to Section 5.2(d);

(c) The New Alumina Purchase Agreement duly executed by Gramercy; provided, however, that Exhibit 1 to the New Alumina Purchase Agreement shall be revised to reflect the new delivery schedule to be mutually agreed upon by the parties thereto taking into consideration any delays in the Closing from August 1, 2009;
(d) The Guaranty duly executed by NAAC;
(e) A copy of the release among CAC, J. M. Huber Corporation, an Affiliate of NAAC and Gramercy, duly executed by all parties thereto (other than CAC), releasing CAC from its obligations under and in respect of the Huber Contract; and
(f) Such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Sellers.
1.8 Deliveries by Sellers. At the Closing, Sellers shall deliver or cause to be delivered the following:
(a) To Gramercy, the Initial Payment;
(b) To Gramercy, the New Alumina Purchase Agreement duly executed by NSA; provided, however, that Exhibit 1 to the New Alumina Purchase Agreement shall be revised to reflect the new delivery schedule to be mutually agreed upon by the parties thereto taking into consideration any delays in the Closing from August 1, 2009;
(c) To the Purchasers, the Guaranty duly executed by CAC;
(d) To GAH, one or more certificates representing CBI’s right, title and interest in the SAB Equity, duly endorsed in blank or accompanied by transfer forms duly endorsed in blank in proper form for transfer;
(e) To Gramercy, one or more certificates representing CLI’s right, title and interest in the Membership Interests, duly endorsed in blank or accompanied by transfer forms duly endorsed in blank in proper form for transfer;
(f) To the Purchasers, the certificate to be delivered pursuant to Section 5.1(d);
(g) To SAB, Gramercy and St. Ann, respectively, the duly executed resignations, effective as of the Closing, of currently serving directors, managers and officers of each of SAB, Gramercy and St. Ann, respectively, contemplated by Section 4.5;
(h) To SAB, Gramercy and St. Ann, as appropriate, all minute books, stock or membership interest record books (or similar registries) and corporate or limited liability company (or similar) records and seals of SAB, Gramercy and St. Ann in the possession of or under the control of either Seller or any of their Affiliates;

(i) To Gramercy, a certification of non-foreign status, substantially in the form of the sample certification contained in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B), duly executed by CLI; and
(j) Such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Purchasers.
1.9 Additional Deliveries by Gramercy. Upon payment of the Second Payment, Gramercy shall deliver to Sellers a receipt acknowledging payment of the Second Payment to Gramercy in full satisfaction of NSA’s obligations under Section 1.2(c) (but subject to any further obligations contained in this Agreement).
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS;
REPRESENTATIONS AND WARRANTIES OF CBI
2.1 Representations and Warranties of Sellers. Each of CLI and CBI hereby represents and warrants (in each case, with respect to itself but not with respect to the other) to Purchasers as follows:
(a) Organization. CLI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CBI is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda. Each Seller has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted.
(b) Authorization. Each Seller has full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action of such Seller, and this Agreement has been duly executed and delivered by each Seller and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of each Seller, enforceable against each such Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.
(c) No Conflicts. The execution and delivery of this Agreement by each Seller does not, and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) result in the violation of the Organizational Documents of such Seller, (ii) conflict with, breach or violate any Law, Governmental Order or Permit by which such Seller or any of its properties or assets is subject or bound or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any note, deed, security agreement, mortgage agreement, contract, lease, license, instrument or other arrangement to which such Seller and its Affiliates is a party or by which they or any of their property is bound, except, with respect to clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, modifications, notice requirements, cancellations or accelerations as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on (A) the business, financial condition or results of operations of such Seller and its Affiliates, taken as a whole, or (B) the ability of such Seller to consummate the transactions contemplated by this Agreement.

(d) Ownership of Securities. CLI is the record and beneficial owner of the Membership Interests, free and clear of any Liens. CBI is the record and beneficial owner of the SAB Equity, free and clear of any Liens.
2.2 Representations and Warranties of CBI. CBI hereby represents and warrants to Purchasers that (i) SAB is an international business company duly organized, validly existing and in good standing under the laws of St. Lucia, (ii) SAB is the record and beneficial owner of the Shares, free and clear of any Liens (other than Liens arising under the Shareholders Agreement and other than Liens in favor of the GOJ), (iii) SAB has no liabilities, debt, losses, damages, deficiencies, obligations, claims, demands, judgments, awards, fines, penalties or settlements of any nature or kind (including whether known or unknown, asserted or unasserted, matured or unmatured, or absolute or contingent) other than liabilities and obligations (A) under the Shareholders Agreement or (B) relating to or arising from the business, assets, properties, liabilities, rights, obligations, operations, activities, affairs or management of Gramercy and St. Ann or the ownership of the Shares, (iv) since the date of its formation, SAB has not engaged in any activities or undertaken any transaction other than owning the Shares and ancillary matters, (v) SAB has made a valid election to be exempt from St. Lucia income tax on profits and gains, (vi) SAB has complied with the requirements of St. Lucia Tax Laws applicable to entities that have made the election described in Section 2.2(v) herein, including the obligation to prepare and file financial statements, (vii) SAB is characterized as a corporation for United States federal income tax purposes, (viii) SAB has never been engaged in the conduct of a trade or business in the United States or maintained a taxable presence in any jurisdiction other than St. Lucia, and (ix) SAB does not have any “earnings and profits” within the meaning of United States federal income tax law in excess of $25,000.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASERS;
REPRESENTATIONS AND WARRANTIES OF NAAC
3.1 Representations and Warranties of Purchasers. Each of Gramercy and GAH hereby represents and warrants (in each case, with respect to itself but not with respect to the other) to Sellers as follows:
(a) Organization. Gramercy is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. GAH is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Purchaser has all requisite corporate or limited liability company power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Authorization. Each Purchaser has full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Purchaser of this Agreement and the consummation by each Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action of such Purchaser, and this Agreement has been duly executed and delivered by such Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.
(c) No Conflicts. The execution and delivery of this Agreement by each Purchaser does not, and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) result in any violation of the Organizational Documents of such Purchaser, (ii) conflict with, breach or violate any Law, Governmental Order or Permit by which such Purchaser or its properties or assets is subject or bound or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any note, deed, security agreement, mortgage agreement, contract, lease, license, instrument or other arrangement to which such Purchaser and its Affiliates is a party or by which they or any of their property is bound, except, with respect to clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, modifications, notice requirements, cancellations or accelerations as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on (A) the business, financial condition or results of operations of such Purchaser and its Affiliates, taken as a whole, or (B) the ability of such Purchaser to consummate the transactions contemplated by this Agreement.
(d) Investment Intent. GAH is acquiring the SAB Equity solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities Laws. GAH acknowledges that neither the SAB Equity nor the Shares are registered under the Securities Act or any other applicable securities Laws and that the Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws as applicable. GAH (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its acquisition of the SAB Equity and is capable of bearing the economic risks of such acquisition.
3.2 Representations and Warranties of NAAC. NAAC hereby represents and warrants to Sellers that pursuant to the Deed of Assignment dated May 18, 2007, by and among Noranda Finance Inc., NAAC and CAC, NAAC was assigned by Noranda Finance Inc. and assumed the rights, obligations and liabilities of Noranda Finance Inc. under the Stakeholder Agreement.

ARTICLE IV
COVENANTS
4.1 Further Assurances; Reasonable Best Efforts.
(a) At any time and from time to time from and after the Closing, Sellers, CAC and NSA, on the one hand, and Purchasers, SAB, GAH II, St. Ann and NAAC, on the other hand, shall, at the request of the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be requested by such other party to evidence or effectuate the transactions contemplated by this Agreement.
(b) Subject to the terms and conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement.
4.2 Publicity. Sellers, CAC and NSA, on the one hand, and Purchasers, SAB, GAH II, St. Ann and NAAC, on the other hand, shall consult with each other prior to issuing or making, and provide each other the opportunity to review and comment upon prior to issuing or making, any press releases regarding the transactions contemplated by this Agreement or any other public statements with respect to the transactions contemplated by this Agreement, except to the extent such consultation may be limited or prohibited by Law or by obligations pursuant to any listing agreement with, or rules of, any applicable securities exchange.
4.3 Access to Records and Other Information; Audit.
(a) For a period of seven years from the Closing (or such longer period as may be required by any Governmental Entity or ongoing Legal Proceeding), each of GAH, GAH II, SAB, Gramercy and St. Ann shall, in a manner that does not unreasonably interfere with the business or operations of SAB, Gramercy and St. Ann, (i) afford promptly upon reasonable prior notice to each Seller, its Affiliates and their respective Representatives reasonable access at reasonable times, to the books and records (or copies thereof) of each of SAB, Gramercy and St. Ann and any other documents, information and data regarding the business, assets, properties, liabilities, rights, obligations, operations, activities, affairs or management of SAB, Gramercy and St. Ann (but only to the extent any of the foregoing exist as of, or relate to a period prior to, the Closing) as either Seller or any of their Affiliates may reasonably request from time to time in connection with financial reporting and accounting matters, the preparation and filing of any tax returns, or in connection with any Legal Proceedings, and will permit the Sellers, their respective Affiliates and their Representatives to make such extracts and copies (including electronic copies) thereof as may reasonably be requested; provided that Sellers and their respective Affiliates and Representatives agree that they will not use any information provided under this Section 4.3(a) for competitive or other purposes unrelated to the foregoing delineated reasons, and (ii) provide each Seller, its Affiliates and their respective Representatives with any assistance and access to personnel that may reasonably be requested by such Person in connection with the foregoing. Sellers shall bear all out-of-pocket costs and expenses reasonably incurred in connection with the foregoing sentence,

(b) CAC and its Affiliates and Representatives shall have the right to conduct an audit of the financial statements of SAB, Gramercy and St. Ann and other financial and related information of Gramercy and St. Ann, in each case to the extent (i) reasonably necessary or appropriate in connection with the preparation and audit of CAC’s consolidated financial statements or for compliance with any Law or any listing agreement with, or the rules of, any applicable securities exchange and (ii) such audit relates to a period prior to the Closing. In connection with any such audit, each of GAH, GAH II, SAB, Gramercy and St. Ann shall, in a manner that does not unreasonably interfere with the business or operations of SAB, Gramercy and St. Ann, (i) afford promptly upon reasonable prior notice to CAC and its Affiliates and Representatives reasonable access at reasonable times to the relevant books and records (or copies thereof) of each of SAB, Gramercy and St. Ann, and will permit CAC and its Affiliates and Representatives to make such extracts and copies (including electronic copies) thereof as may reasonably be requested; provided that Sellers and their respective Affiliates and Representatives agree that they will not use any information provided under this Section 4.3(b) for competitive or other purposes unrelated to the audit, and (ii) provide any assistance and access to personnel that may reasonably be requested by CAC or its Affiliates or Representatives in connection with such audit. CAC shall bear all out-of-pocket costs and expenses incurred in connection with this Section 4.3(b),
4.4 Releases.
(a) As a material inducement to Sellers, CAC and NSA to enter into and perform this Agreement and to the direct or indirect owners of Sellers, CAC and NSA to authorize Sellers, CAC and NSA to enter into and perform this Agreement, effective as of the Closing, subject to the terms of this Section 4.4(a), (i) GAH, GAH II, SAB, Gramercy, St. Ann and NAAC, on behalf of themselves, their respective Affiliates, their respective Representatives, and their respective successors and assigns (collectively, the “Purchaser Releasors”), hereby unconditionally and irrevocably acquit, discharge and forever release each of CLI, CBI, CAC, NSA, their respective current, former and future Affiliates, their respective current, former and future Representatives and shareholders, and their respective successors, heirs and assigns (collectively, the “Seller Releasees”) from any and all claims, Losses, Liabilities or responsibilities to the extent relating or to the extent arising from any relationships, acts, omissions, malfeasance, breach of duty, cause or causes of action, sums of money, accounts, compensations, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description, or character, and irrespective of how, why, or by reason of what facts, whether heretofore, now existing, or hereafter discovered, or which could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, whether at law, equity, or in administrative proceedings, which the Purchaser Releasors, or any one or more of them, ever had, now have, or which may result from the existing, past or future state of things, in each case relating to or arising from the business, assets, properties, liabilities, rights, obligations, operations, activities, affairs or management of Gramercy and St. Ann or the ownership of the Securities or the Shares or, except as set forth below, pursuant to any of the Gramercy LLC Agreement, the Shareholders Agreement, the Stakeholder Agreement or the Alumina Purchase Agreement, including the portion of the Gramercy Payable not required to be paid pursuant to Section 1.2 (collectively, the “Purchaser Released Matters”) and (ii) GAH and GAH II shall cause Gramercy to assume, and Gramercy hereby assumes, all obligations relating to the Purchaser Released Matters relating to or arising from the business, assets, properties, liabilities, rights, obligations, operations, activities, affairs or management of Gramercy or the ownership of the Membership Interests or, except as set forth below, pursuant to any of the Gramercy LLC Agreement, the Stakeholder Agreement (to the extent relating to or arising from the business, assets, properties, liabilities, rights, obligations, operations, activities, affairs or management of Gramercy) or the Alumina Purchase Agreement, including the portion of the Gramercy Payable not required to be paid pursuant to Sections 1.2, (iii) GAH hereby assumes all other obligations relating to the Purchaser Released Matters and (iv) GAH, GAH II, Gramercy, St. Ann, SAB and NAAC hereby agree to such assumption and novation. The foregoing release and the Purchaser Released Matters shall, in each case, exclude the rights and obligations of the parties under (i) this Agreement, (ii) the Guaranty, (iii) the New Alumina Purchase Agreement, (iv) the provisions of the Gramercy LLC Agreement expressly provided to survive the termination thereof as set forth in Section 4.6(a), and (v) the St. Ann MOU. The Purchaser Releasors acknowledge the provisions of California Civil Code § 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
The Purchaser Releasors, being aware of Civil Code § 1542, hereby expressly waive any rights that they may have thereunder, as well as under any other Laws of similar effect. Notwithstanding the foregoing, this Section 4.4(a) shall be conditioned upon the Seller Releasees’ continued compliance (x) with Section 1.2 of this Agreement and (y) with their obligations under the sections of the New Alumina Purchase Agreement titled “Quantity” and “Payment” to the extent relating to 2009 volumes; provided, however, that no Seller Releasee shall be deemed to be out of compliance with Section 1.2 of this Agreement or with any of their obligations under the sections of the New Alumina Purchase Agreement titled “Quantity” and “Payment” to the extent relating to 2009 volumes if any Seller Releasee is disputing or contesting such obligation (other than Seller’s obligation pursuant to Section 1.2(a) and 1.2(c)) in good faith (even if such Seller Releasee ultimately is unsuccessful in such dispute or contest), provided that such Seller Releasee subsequently complies with such obligation reasonably promptly following the resolution of such dispute or contest to the extent such Seller Releasee is found to be, or agrees that it is, so obligated.

(b) As a material inducement to Purchasers, GAH II, SAB, St. Ann and NAAC to enter into and perform this Agreement and to the direct or indirect owners of Purchasers, GAH II, St. Ann and NAAC to authorize Purchasers, GAH II, St. Ann and NAAC to enter into and perform this Agreement, effective as of the Closing, subject to the terms of this Section 4.4(b), CLI, CBI, NSA and CAC, on behalf of themselves, their respective Affiliates, their respective Representatives, and their respective successors and assigns (collectively, the “Seller Releasors”), hereby unconditionally and irrevocably acquit, discharge and forever release each of GAH, GAH II, SAB, Gramercy, St. Ann and NAAC, their respective current, former and future Affiliates, their respective current, former and future Representatives and shareholders, and their respective successors, heirs and assigns (collectively, the “Purchaser Releasees”) from any and all claims, Losses, Liabilities or responsibilities to the extent relating or to the extent arising from any relationships, acts, omissions, malfeasance, breach of duty, cause or causes of action, sums of money, accounts, compensations, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description, or character, and irrespective of how, why, or by reason of what facts, whether heretofore, now existing, or hereafter discovered, or which could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, whether at law, equity, or in administrative proceedings, which the Seller Releasors, or any one or more of them, ever had, now have, or which may result from the existing, past or future state of things, in each case relating to or arising from the business, assets, properties, liabilities, rights, obligations, operations, activities, affairs or management of Gramercy and St. Ann or the ownership of the Securities or, except as set forth below, pursuant to any of the Gramercy LLC Agreement, the Shareholders Agreement, the Stakeholder Agreement or the Alumina Purchase Agreement (collectively, the “Seller Released Matters”). The foregoing release, and the Seller Released Matters shall, in each case, exclude the rights and obligations of the parties under (i) this Agreement, (ii) the Guaranty, (iii) the New Alumina Purchase Agreement, (iv) the provisions of the Gramercy LLC Agreement expressly provided to survive the termination thereof as set forth in Section 4.6(a), and (v) the St. Ann MOU. The Seller Releasors acknowledge the provisions of California Civil Code § 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
The Seller Releasors, being aware of Civil Code § 1542, hereby expressly waive any rights that they may have thereunder, as well as under any other Laws of similar effect.
4.5 Resignations. At the Closing, Sellers shall cause to be delivered to SAB, Gramercy and St. Ann, respectively, duly signed resignations, effective as of the Closing, of all currently serving directors, managers and officers, as appropriate, of each of SAB, Gramercy and St. Ann appointed by or serving at the request of SAB or either Seller.

4.6 Termination of Certain Agreements.
(a) Gramercy LLC Agreement. Effective upon the Closing, (i) notwithstanding anything contained therein to the contrary, CLI’s rights and obligations under or in respect of the Gramercy LLC Agreement are hereby terminated in their entirety, including all provisions that, pursuant to the Gramercy LLC Agreement, are expressly stated to survive termination, provided that Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.8, 8.9(a), 8.10, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.12 and 12.13 and the applicable definitions set forth in Section 1.1 of the Gramercy LLC Agreement shall expressly survive such termination (it being understood that in the case of Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.8, 8.9(a) and 8.10, such survival is only with respect to periods (or portions thereof) ending on or prior to the Closing Date) and (ii) Gramercy hereby assumes, and agrees to this novation of, all such CLI rights and obligations. Anything in the preceding sentence or in the Gramercy LLC Agreement to the contrary notwithstanding, the parties agree that: (i) if the Closing occurs, CLI’s distributive share of Gramercy’s income, gains, losses, deductions, credits and other items for the period (or portion thereof) ending on the Closing Date shall be determined based on the “closing of the books” method, (ii) if the Closing occurs, GAH shall have the unilateral right to cause Gramercy to make an election under Section 754 of the Code with respect to the transfer of the Membership Interests contemplated hereby, and (iii) following the Closing, CLI shall have no further rights and obligations in its capacity as a Member of Gramercy except to the extent of any rights or obligations under the sections of the Gramercy LLC Agreement that, pursuant to this Section 4.6(a), survive with respect to periods (or portions thereof) ending on or prior to the Closing Date. For the avoidance of doubt, following the Closing, CLI shall have no further rights to receive any dividends or distributions (including tax distributions) from Gramercy with respect to any periods.
(b) Stakeholder Agreement. Effective upon the Closing, (i) notwithstanding anything contained therein to the contrary, CAC’s rights and obligations under or in respect of the Stakeholder Agreement are hereby terminated in their entirety, including all provisions that, pursuant to the Stakeholder Agreement, are expressly stated to survive termination, (ii) Gramercy hereby assumes all such CAC rights and obligations under or in respect of the Stakeholder Agreement relating to or arising from the business, assets, properties, liabilities, rights, obligations, operations, activities, affairs or management of Gramercy (iii) GAH hereby assumes all such other CAC rights and obligations under or in respect of the Stakeholder Agreement and (iv) GAH, GAH II, Gramercy, St. Ann, SAB and NAAC hereby agree to such assumption and novation.
(c) Alumina Purchase Agreement. Effective upon the Closing, (i) notwithstanding anything therein to the contrary, all rights and obligations of NSA (other than the payment obligations contemplated by Section 1.2 of this Agreement) under or in respect of the Alumina Purchase Agreement are hereby terminated in their entirety, including all provisions that, pursuant to the Alumina Purchase Agreement, are expressly stated to survive termination and (ii) Gramercy hereby assumes, and agrees to this novation of, all such NSA rights and obligations.
4.7 Transfer Taxes and Recordation Fees. Any transfer, stamp, recording, real estate, gains, gross receipts, excise, sales or use taxes or other transfer taxes, excluding, for the avoidance of doubt, any taxes imposed with respect to income or gains, (“Transfer Taxes”) imposed on the transfer of the Membership Interests pursuant to this Agreement, together with all recording fees related thereto, shall be borne equally by CLI and Gramercy, and any Transfer Taxes imposed on the transfer of the SAB Equity pursuant to this Agreement, together with all recording fees related thereto, shall be borne equally by CBI and GAH. The Transfer Tax returns required by reason of such transfers or payments shall be timely prepared by the party legally obligated to make such filing. Sellers, on the one hand, and Purchasers, on the other hand, shall cooperate with each other in connection with the preparation and filing of such tax returns and in obtaining all available exemptions from such Transfer Taxes.

4.8 Cooperation; Non-Disparagement.
(a) In the event of any Legal Proceeding challenging any transaction contemplated by this Agreement or relating to, or arising out of, any Purchaser Released Matters or matter for which Seller Indemnified Parties intend to seek indemnification under Section 6.3, or with respect to any discussion, negotiation or other interaction between Gramercy, St. Ann, GAH, GAH II, SAB, NAAC and their respective Affiliates, on one side, and any Governmental Entity, including the GOJ, on the other side, relating to or arising from the business, assets, properties, liabilities, rights, obligations, operations, activities, affairs or management of Gramercy and St. Ann, CAC, CLI, and NSA shall, and shall cause their respective Affiliates to, reasonably cooperate in all respects with Gramercy, St. Ann, GAH, GAH II, SAB, NAAC and their respective Affiliates, at the expense of Gramercy, St. Ann, GAH, GAH II, SAB, and NAAC, in respect to the defense or settlement of such matter or with respect to such discussion, negotiation or other interaction, including by providing reasonable access to personnel and relevant records and other information, in each case as reasonably determined by the indemnifying or releasing party, in order to assist such party in fully defending any matter for which the Seller Releasees or Seller Indemnified Parties seek indemnification hereunder.
(b) In the event of any Legal Proceeding challenging any transaction contemplated by this Agreement or relating to, or arising out of, any Seller Released Matters or matter for which Purchaser Indemnified Parties intend to seek indemnification under Section 6.2, NAAC, GAH, GAH II, SAB, St. Ann and Gramercy shall, and shall cause their respective Affiliates to, reasonably cooperate in all respects with CAC, CLI and NSA and their respective Affiliates, at the expense of CAC, CLI and NSA, in respect to the defense or settlement of such matter, including by providing reasonable access to personnel and relevant records and other information, in each case as reasonably determined by the indemnifying or releasing party, in order to assist such party in fully defending any matter for which the Purchaser Releasees or Purchaser Indemnified Parties seek indemnification hereunder.
(c) For a period of five years commencing after the Closing Date, CAC and its Affiliates shall not directly or indirectly (i) make any public or private statement, whether written or oral, that disparages, defames, is derogatory about or misrepresents the business, assets, properties, liabilities, rights, obligations, operations, activities, affairs, management, employees, directors or officers of Gramercy and St. Ann or (ii) take any actions that materially impair Gramercy’s or St. Ann’s respective relationships with any Governmental Entities, including the GOJ; provided, however, that the foregoing shall not preclude statements made in good faith (x) in connection with Legal Proceedings or factual communications with investors, (y) concerning the rationale of CAC and its Affiliates to enter into and consummate the transactions contemplated by this Agreement or (z) as required by Law; provided, further, that the conduct in good faith by CAC or any of its Affiliates of any business similar to or competitive with the business of Gramercy and St. Ann shall not be deemed to impair Gramercy’s or St. Ann’s respective relationships with any Governmental Entities, including the GOJ. CAC and its Affiliates shall use their reasonable best efforts to cause each of their officers and directors to comply with this Section 4.8(c).
4.9 Consent to Transfer. Pursuant to Section 5.2(a) of the Gramercy LLC Agreement, CLI hereby consents to the transfer, immediately prior to the Closing and subject to the condition subsequent that the Closing occurs, of one Unit (as such term is defined in the Gramercy LLC Agreement) in Gramercy from GAH to GAH II (the “GAH II Transfer”) and waives any prohibition under Section 5.2(c) of the Gramercy LLC Agreement against partial sales and waives any requirement under Section 5.2(d) of the Gramercy LLC Agreement that a concurrent transfer of GAH’s interest in St. Ann occur.

ARTICLE V
CONDITIONS TO CLOSING
5.1 Conditions to the Obligations of Purchasers. The obligation of Purchasers, GAH II, and NAAC to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Purchasers, GAH II, and NAAC) on or prior to the Closing Date of each of the following conditions:
(a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No governmental action shall have been taken and no statute, rule or regulation shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated by this Agreement illegal.
(b) Each of the representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same effect as though those representations and warranties had been made at and as of the Closing.
(c) Sellers, CAC and NSA shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by them at or before the Closing.
(d) Sellers shall have delivered to Purchasers a certificate, dated the Closing Date and signed by an executive officer of each of CLI, CBI, CAC and NSA as to the fulfillment of the conditions set forth in Sections 5.1(b) and (c).
(e) Sellers shall have delivered or caused to be delivered each of the documents required by Section 1.8.
(f) GOJ shall have consented in writing to the SAB Equity Purchase.
5.2 Conditions to the Obligations of Sellers. The obligation of Sellers, CAC and NSA to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Sellers, CAC and NSA) on or prior to the Closing Date of each of the following conditions:
(a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No governmental action shall have been taken and no statute, rule or regulation shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated by this Agreement illegal.

(b) Each of the representations and warranties of any Purchaser, GAH II, and NAAC contained in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same effect as though those representations and warranties had been made at and as of the Closing.
(c) Purchasers, GAH II, and NAAC shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by them at or before the Closing.
(d) Purchasers shall have delivered to Sellers a certificate, dated the Closing Date and signed by an executive officer of each of Gramercy, GAH, GAH II, and NAAC, as to the fulfillment of the conditions set forth in Sections 5.2(b) and (c).
(e) GOJ shall have (i) consented in writing to the SAB Equity Purchase and (ii) entered into an agreement with CAC, in form and substance reasonably acceptable to CAC, terminating in its entirety the Undertaking of Century Aluminum Company, dated September 30, 2004 delivered to the GOJ by CAC, and releasing CAC from any and all Liabilities thereunder.
(f) Purchasers shall have delivered or caused to be delivered each of the documents required by Section 1.7.
ARTICLE VI
INDEMNIFICATION AND CERTAIN OTHER MATTERS
6.1 Survival. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall, subject to the express terms thereof, survive the Closing indefinitely.
6.2 Indemnification of Purchaser Indemnified Parties. From and after the Closing, Sellers, CAC and NSA shall jointly and severally indemnify and save and hold harmless Purchasers, GAH II, SAB, St. Ann and NAAC and their respective Affiliates and Representatives, and their respective successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any Losses suffered by any such Purchaser Indemnified Party resulting from, arising out of, or incurred in connection with: (a) any failure of any representation, warranty or certification made by either Seller in this Agreement or in the documents delivered pursuant to the provisions of this Agreement (including the certificates contemplated by Section 5.1(d)) to be true and correct when made, (b) any nonfulfillment or breach of any covenant or agreement made by any Seller, CAC or NSA in this Agreement, and (c) without duplication of amounts indemnified pursuant to subsection (a), any Excluded Taxes.

6.3 Indemnification of Seller Indemnified Parties.
(a) From and after the Closing, Purchasers and GAH II shall indemnify and save and hold harmless Sellers, CAC and NSA, their respective Affiliates and Representatives, and their respective successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any Losses suffered by any such Seller Indemnified Party resulting from, arising out of, or incurred in connection with: (i) any failure of any representation, warranty or certification made by GAH in this Agreement or in the documents delivered pursuant to the provisions of this Agreement (including the certificate contemplated by Section 5.2(d)) to be true and correct when made, and (ii) any nonfulfillment or breach of any covenant or agreement made by any Purchaser, GAH II, SAB or NAAC in this Agreement.
(b) From and after the Closing, NAAC shall indemnify and save and hold harmless the Seller Indemnified Parties from and against any Losses suffered by any such Seller Indemnified Party resulting from, arising out of, or incurred in connection with any failure of any representation, warranty or certification made by NAAC in this Agreement (including the certificate contemplated by Section 5.2(d)) to be true and correct when made;
(c) From and after the Closing, Gramercy and St. Ann, respectively, shall indemnify and save and hold harmless the Seller Indemnified Parties from and against any Losses suffered by any such Seller Indemnified Party resulting from, arising out of, or incurred in connection with (i) any fact, situation, circumstance, status, condition, funding or reimbursement obligation, Liability, activity, practice, occurrence, event, incident or transaction, in either case in connection with or related to the conduct of the business, operations, activities, affairs and management of Gramercy or St. Ann, or the ownership, use or occupancy of any asset or property owned, leased, used or held for use by either Gramercy or St. Ann, or the ownership of the Membership Interests, the Shares or the SAB Equity, including any Third-Party Claim related to any of the foregoing, (ii) any CAC Guarantee, and (iii) any Purchaser Released Matters. Anything in this Section 6.3(c) to the contrary notwithstanding, neither Gramercy nor St. Ann shall be required to indemnify the Seller Indemnified Parties for any Taxes imposed on any of the Seller Indemnified Parties with respect to their direct or indirect ownership or disposition of, the Membership Interests, SAB Equity or Shares.
6.4 Procedures Relating to Indemnification.
(a) If an indemnified party shall desire to assert any claim for indemnification provided for under this Article VI in respect of, arising out of or involving a claim or demand made by any Person (other than a party hereto or Affiliate thereof) against the indemnified party (a “Third-Party Claim”), such indemnified party shall notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such indemnified party), of the Third-Party Claim promptly after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been materially prejudiced as a result of such failure. The indemnified party shall deliver to the indemnifying party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim; provided, however, that the failure to deliver such copies shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been materially prejudiced as a result of such failure.

(b) If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses and acknowledges without reservation its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Third-Party Claim involves potential conflicts of interest or substantially different defenses for the indemnified party and the indemnifying party. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof with its own counsel (at the indemnified party’s expense, except as indicated in the immediately preceding sentence). The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party (i) for any period during which the indemnifying party has not assumed (or does not have the right to assume) the defense of a Third-Party Claim or (ii) as otherwise contemplated by the two immediately preceding sentences. If the indemnifying party chooses to defend any Third-Party Claim, all the parties hereto shall reasonably cooperate in the defense or prosecution thereof. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed if the indemnifying party has not assumed the defense of such Third-Party Claim). The indemnifying party may pay, settle or compromise a Third-Party Claim with the written consent of the indemnified party, but only so long as such settlement includes, and it shall be reasonable to withhold consent if such settlement does not include, (1) an unconditional release of all indemnified parties from all liability in respect of such Third-Party Claim, (2) does not subject any indemnified party to any injunctive relief or other equitable remedy and (3) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.
(c) If an indemnified party shall desire to assert any claim for indemnification provided for under this Article VI other than a claim in respect of, arising out of or involving a Third-Party Claim, such indemnified party shall promptly notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such indemnified party), of such claim promptly after becoming aware of the existence of such claim; provided that the failure to give such notification shall not affect the indemnification provided for hereunder except to the extent the indemnifying party shall have been materially prejudiced as a result of such failure. If the indemnifying party does not respond to such notice within 20 Business Days after its receipt, it will have no further right to contest the validity of such claim.
6.5 Tax Treatment. Except to the extent otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign tax law), the parties hereto agree to treat (and to cause their respective Affiliates to treat), for United States federal income tax purposes (and applicable state, local or foreign income tax purposes), (i) the Gramercy Purchase as a redemption of CLI’s entire partnership interest in Gramercy in exchange for the portion of the Gramercy Payable released, discharged, cancelled and novated pursuant to Section 4.4 (which shall exclude the portion thereof required to be repaid pursuant to Section 1.2(a) and Section 1.2(c)) and the release, assumption and novation contemplated by Section 4.4 to the extent relating to obligations owed by CLI or any of its Affiliates to Gramercy, and (ii) the SAB Equity Purchase as a purchase by GAH of the SAB Equity from CBI in exchange for the release, assumption and novation contemplated by Section 4.4 to the extent relating to obligations owed by CBI or any of its Affiliates to NAAC or St. Ann.

ARTICLE VII
TERMINATION
7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a) By mutual written consent of Purchasers and Sellers; or
(b) By Sellers or Purchasers, by written notice to the other parties, if the Closing shall not have occurred by October 31, 2009, unless such date is extended by the mutual written consent of Sellers and Purchasers; provided, however, that such date shall be automatically extended to November 30, 2009 if all other conditions to the Closing are satisfied or capable of then being satisfied and the sole reason that the Closing has not been consummated is that the conditions set forth in Section 5.1(f) and Section 5.2(e) have not been satisfied and the parties hereto are using their respective reasonable best efforts to satisfy such conditions to Closing; provided, further, no party may terminate this Agreement pursuant to this Section 7.1(b) if that party or any of its Affiliates has breached its obligations under this Agreement in a manner that shall have contributed to the failure of the Closing to occur by such date.
7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement shall become void and have no effect, without any Liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its Representatives, members, stockholders or Affiliates; provided, however, that the agreements contained in Section 4.2, Section 7.2 and Article IX shall survive the termination of this Agreement; and provided, further, that except as otherwise provided herein, no such termination shall relieve any party hereto of any Liability or damages resulting from any breach of this Agreement prior to the time of such termination.
ARTICLE VIII
DEFINITIONS
8.1 Definition of Certain Terms. The terms defined in this Article VIII, whenever used in this Agreement shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined).
“Affiliate” means, with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise; provided, however, that, prior to the Closing, none of Gramercy and St. Ann shall be deemed to be an Affiliate of (i) CAC, CLI, CBI, SAB or NSA or (ii) NAAC, GAH or GAH II.

“Agreement” has the meaning set forth in the preamble.
“Alumina” has the meaning set forth in Section 1.3(a).
“Alumina Purchase Agreement” means that certain Alumina Purchase Agreement dated as of November 2, 2004, between Gramercy and NSA (as successor in interest to Century Aluminum of Kentucky LLC), as amended.
“Business Day” means any day other than Saturday, Sunday or any other day on which the Federal Reserve Bank of San Francisco is closed.
“CAC” has the meaning set forth in the preamble.
“CAC Guarantees” means any and all Liabilities in respect of any guarantees, indemnity agreements, contribution agreements, letters of credit, letters of comfort, reimbursement obligations or similar agreements, documents or instruments of assurance relating to Liabilities of Gramercy or St. Ann entered into by, or binding upon, CAC or any of its Affiliates and existing as of the Closing.
“CBI” has the meaning set forth in the preamble.
“CLI” has the meaning set forth in the preamble.
“Closing” has the meaning set forth in Section 1.6.
“Closing Date” has the meaning set forth in Section 1.6.
“Closing Month Cash Payment Amount” means the total amount of cash contributed or paid to Gramercy from August 1, 2009 through the Closing by CLI, CBI, CAC, NSA and their Affiliates.
“Delivery Excess Amount” has the meaning set forth in Section 1.3(b).
“Delivery Shortfall Amount” has the meaning set forth in Section 1.3(b).
“Establishment Agreement” means that certain Establishment Agreement, dated September 30, 2004, as amended, between the GOJ and St. Ann.

“Excluded Taxes” means (a) any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable (i) for any Taxes imposed on or payable by SAB with respect to any taxable period (or portion thereof) that ends on or before the Closing Date, (ii) for any obligation or other liability of SAB to indemnify any other Person in respect of or relating to Taxes or to pay an amount pursuant to a Tax sharing or Tax allocation agreement (other than any obligation or liability arising under an agreement entered into by a SAB after the Closing), and (b) the product of (i) 40% and (ii) the excess, if any, of (A) the amount of taxable income required to be included by the consolidated federal income tax return group of which GAH is a member with respect to SAB or St. Ann with respect to a taxable year of SAB or St. Ann, as applicable, that includes (but does not end on) the Closing Date, over (B) the amount of income that would have been required to be included by such member with respect to SAB or St. Ann, as applicable, if the taxable year of SAB or St. Ann had ended on the Closing Date and the taxable income of SAB or St. Ann, as applicable, through the end of the Closing Date had been determined based on a “closing of the books.”
“GAH” has the meaning set forth in the preamble.
“GAH II” has the meaning set forth in the preamble.
“GAH II Transfer” has the meaning set forth in Section 4.9.
“GOJ” means the Government of Jamaica.
“Governmental Entity” means any foreign or domestic, federal, state, provincial, local, municipal or other governmental judicial, arbitral, legislative, executive or regulatory department, division, commission, administration, board, bureau, agency, court, tribunal, instrumentality or other body (whether temporary, preliminary or permanent).
“Governmental Order” means any order, writ, judgment, injunction, decree, declaration, stipulation, determination or award entered by or with any Governmental Entity.
“Gramercy” has the meaning set forth in the preamble.
“Gramercy LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Gramercy Alumina LLC dated as of September 30, 2004, between CLI and GAH, as amended.
“Gramercy Payable” means NSA’s payable due to Gramercy, which as of July 31, 2009, was approximately $31 million.
“Gramercy Purchase” has the meaning set forth in Section 1.1(a).
“Guaranty” means the Guaranty, in substantially the form attached hereto as Exhibit B, to be entered into on the Closing Date by CAC and NAAC.
“Huber Contract” means the agreement dated on the first page thereof as April 16, 2009, by and among CAC, J.M. Huber Corporation, an Affiliate of NAAC and Gramercy, as amended.
“Initial Payment” has the meaning set forth in Section 1.2(a).
“Laws” means any laws, statutes, rules, regulations, legal authorities or precedents, ordinances, orders, codes, arbitration awards, judgments, injunctions, decrees or other legal requirements of any Governmental Entity.

“Legal Proceeding” means any judicial, administrative or arbitration actions, suits, proceedings (public, private, civil or criminal), claims, complaints, disputes, controversies, audits, investigations, inquiries, grievances, actions, governmental proceedings of any Governmental Entity, determinations, orders, decrees or judgments.
“Liability” means any debt, liability or obligation of any kind whatsoever, whether known or unknown, asserted or unasserted, matured or unmatured, conditional or unconditional, patent or latent, liquidated or unliquidated, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due, including those arising under any Law, contract, agreement, arrangement, commitment or undertaking, whether written or oral.
“Liens” has the meaning set forth in Section 1.1(a).
“Loss” means any and all losses, liabilities, claims, fines, taxes, deficiencies, damages, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any Legal Proceeding), reasonable costs and expenses (including interest and penalties with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Legal Proceeding), including any of the foregoing arising under, out of or in connection with any Legal Proceeding, Governmental Order or award of any arbitrator of any kind, or any Law, contract, agreement, commitment or undertaking.
“Membership Interests” has the meaning set forth in the recitals.
“Monthly Proration Factor” means the number that is determined by dividing (i) the number of days from and including August 1, 2009 through the Closing Date by (ii) 31.
“NAAC” has the meaning set forth in the preamble.
“New Alumina Purchase Agreement” means the Alumina Purchase Agreement, in substantially the form attached hereto as Exhibit A, to be entered into on the Closing Date by and between Gramercy and NSA.
“NSA” has the meaning set forth in the preamble.
“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation and by-laws, and with respect to any other type of entity, its organizational documents.
“Permit” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity.
“Person” means any natural person, firm, partnership, association, corporation, limited liability company, trust, business trust, Governmental Entity or other entity.
“Purchase” has the meaning set forth in Section 1.1(b).

“Purchaser Released Matters” has the meaning set forth in Section 4.4(a).
“Purchaser Releasees” has the meaning set forth in Section 4.4(b).
“Purchaser Releasors” has the meaning set forth in Section 4.4(a).
“Purchasers” has the meaning set forth in the preamble.
“Purchaser Indemnified Parties” has the meaning set forth in Section 6.2.
“Representatives” means, as to any Person, its officers, directors, managers, partners, employees, agents, legal counsel, accountants, financial advisers and consultants.
“SAB” has the meaning set forth in the preamble.
“SAB Equity” has the meaning set forth in the Recitals.
“SAB Equity Purchase” has the meaning set forth in Section 1.1(b).
“Second Payment” has the meaning set forth in Section 1.2(c).
“Securities” has the meaning set forth in the recitals.
“Securities Act” has the meaning set forth in Section 3.1(d).
“Seller” has the meaning set forth in the preamble.
“Seller Indemnified Parties” has the meaning set forth in Section 6.3.
“Seller Released Matters” has the meaning set forth in Section 4.4(b).
“Seller Releasees” has the meaning set forth in Section 4.4(a).
“Seller Releasors” has the meaning set forth in Section 4.4(b).
“Shareholders Agreement” means that certain Shareholders Agreement dated as of September 30, 2004, between SAB, GAH and St. Ann, as amended.
“Shares” has the meaning set forth in the recitals.
“Sherwin Agreement” means that certain Bauxite Sales Agreement, dated as of October 10, 2008, by and between St. Ann and Glencore AG.
“St. Ann” has the meaning set forth in the preamble.
“St. Ann MOU” means that certain Memorandum of Understanding dated as of April 17, 2009, between CAC and Noranda Aluminum, Inc.

“Stakeholder Agreement” means that certain Stakeholder Agreement dated as of May 17, 2004, between NAAC (as successor in interest to Noranda Finance Inc.) and CAC, as amended.
“Target Monthly Cash Call Amount” means the product of $4.5 million multiplied by the Monthly Proration Factor.
“Taxes” means any taxes, assessments, duties, imposts, fees, levies or other similar governmental charges, including, without limitation, all federal, state, local and foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, ad valorem, value added, goods and services, occupation, property, excise, gross receipts, stamp, license, employment, unemployment, withholding, alternative or minimum tax and other taxes of any kind whatsoever, together with any interest, penalties, additions to tax and additional amounts imposed with respect thereto, but excluding royalties due by St. Ann to the GOJ under the Establishment Agreement.
“Third-Party Claim” has the meaning set forth in Section 6.4(a).
“Transfer Taxes” has the meaning set forth in Section 4.7.
ARTICLE IX
GENERAL PROVISIONS
9.1 Expenses. Except as otherwise specifically provided in this Agreement, Sellers, CAC and NSA, on the one hand, and Purchasers, GAH II, and NAAC, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby are effected.
9.2 Certain Limitations. It is the explicit intent and understanding of each of the parties that no party nor any of its Affiliates, Representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement or in any documents delivered pursuant to the provisions of this Agreement (including the certificates contemplated by Section 5.1(d) and Section 5.2(d)), and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by another party or such other party’s Affiliates, Representatives or agents, except for the representations and warranties set forth in this Agreement or in any documents delivered pursuant to the provisions of this Agreement (including the certificates contemplated by Section 5.1(d) and Section 5.2(d)). The parties agree that this is an arm’s length transaction in which the parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement.

9.3 Notices. All notices and other communications between the parties hereto shall be in writing and shall be deemed to have been effective (i) on the day of delivery, if delivered in person, (ii) if given by certified mail, 72 hours after such communication is deposited in the mails with certified postage prepaid addressed as aforesaid, (iii) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery and (iv) on the date sent if sent by electronic mail or facsimile transmission, receipt confirmed, in each case, addressed as follows:
(a)	if to either Seller, CAC or NSA (or, before the Closing, SAB), to:

c/o Century Aluminum Company 2511 Garden Road Building A, Suite 200 Monterey, California 93940 Attention: General Counsel Fax: (831) 642-9328 Email: bleatherberry@centuryca.com with a copy to (which shall not constitute notice):

Jones Day 2727 North Harwood Street Dallas, Texas 75201 Attention: Michael Weinberg, Esq. Fax: (214) 969-5100 Email: mweinberg@jonesday.com

(b)	if to either Purchaser, GAH II, St. Ann or NAAC (or, after the Closing, SAB), to:

c/o Noranda Aluminum Holding Corporation 801 Crescent Centre Drive, Suite 600 Franklin, Tennessee 37067 Attention: General Counsel Fax: (615) 771-8892 Email: browna@noralic.com with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Andrew J. Nussbaum Fax: (212) 403-2269 Email: ajnussbaum@wlrk.com or to such other address or addresses as they may from time to time designate in writing.
9.4 Binding Effect. This Agreement shall be binding upon and enforceable against and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

9.5 Assignment; Third-Party Beneficiaries. This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto any right, remedy or claim under or by reason of this Agreement, except that (a) each Seller Releasee and each Purchaser Releasee shall be a third party beneficiary with respect to Section 4.4 and shall be entitled to the rights and benefits of, and to enforce, the provisions thereof and (b) each Seller Indemnified Party and each Purchaser Indemnified Party shall be a third party beneficiary with respect to Article VI and shall be entitled to the rights and benefits of, and to enforce, the provisions thereof.
9.6 Amendment; Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.
9.7 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
9.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.
9.9 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
9.10 Counterparts; Electronic Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. An electronic copy of an executed signature page will be deemed to be an original signature page.
9.11 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.12 Consent to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any court of competent jurisdiction in the Borough of Manhattan or the United States District Court for the Southern District of New York and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the full extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party hereto agrees that service of process on such party in the manner provided in Section 9.3 for the giving of notice will be deemed effective service of process on such party.
9.13 Waivers of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
9.14 Equitable Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that injury to the non-breaching party from such failure to perform or breach would be incalculable and irremediable and that there would be an inadequate remedy at Law for any such failure to perform or breach. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

9.15 Certain Interpretive Matters.
(a) Unless the context otherwise requires, (i) all references to Articles, Sections, Exhibits or Schedules are to be Articles, Sections, Exhibits or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) words in the singular include the plural and vice versa, (iv) the term “including” means “including without limitation”, (v) all references to $ or dollar amounts will be to lawful currency of the United States, (vi) to the extent the term “day” or “days” is used, it shall mean calendar days, (vii) the pronoun “his” refers to the masculine, feminine and neuter, (viii) the words “herein”, “hereby”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or other subdivision of this Agreement, and (ix) except to the extent expressly set forth herein, each accounting term not otherwise defined in this Agreement has the meaning ascribed to it in accordance with United States generally accepted accounting principles.
(b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Securities Purchase Agreement as of the date first written above.

CENTURY LOUISIANA INC.
By:	/s/ Michelle M. Lair
	Name:	Michelle M. Lair
	Title:	Vice President and Treasurer

CENTURY BERMUDA I LIMITED
By:	/s/ Steve Schneider
	Name:	Steve Schneider
	Title:	Vice President

CENTURY ALUMINUM COMPANY
By:	/s/ Wayne R. Hale
	Name:	Wayne R. Hale
	Title:	Executive Vice President and Chief Operating Officer

NSA GENERAL PARTNERSHIP
By:	/s/ Michelle M. Lair
	Name:	Michelle M. Lair
	Title:	VP & Treasurer, Century Kentucky, Inc., General Partner

ST. ANN BAUXITE HOLDINGS LIMITED
By:	/s/ Steve Schneider
	Name:	Steve Schneider
	Title:	Vice President

GRAMERCY ALUMINA HOLDINGS INC.
By:	/s/ Alan K. Brown
	Name:	Alan K. Brown
	Title:	Director

GRAMERCY ALUMINA HOLDINGS II INC.
By:	/s/ Alan K. Brown
	Name:	Alan K. Brown
	Title:	Director

GRAMERCY ALUMINA LLC
By:	/s/ Layle K. Smith
	Name:	Layle K. Smith
	Title:	Manager

ST. ANN BAUXITE LIMITED
By:	/s/ Layle K. Smith
	Name:	Layle K. Smith
	Title:	Manager

NORANDA ALUMINUM ACQUISITION CORPORATION
By:	/s/ Layle K. Smith
	Name:	Layle K. Smith
	Title:	CEO